Exhibit 14.1

Christopher & Banks

Corporation

Code of Conduct

Do the Right Thing — Every Day

A Message from the Chief Executive Officer

Dear Associates:

Christopher & Banks enjoys a reputation as an organization with a strong ethical culture and we hold ourselves to high standards. Nowhere else is that more true than in our expectations for ethical conduct in every aspect of our business. That reputation is largely based on you, our Associates, and upholding that reputation is the responsibility of each Associate, every single day.  This includes implementing and following good business practices and ongoing efforts to maintain and promote a culture based on ethics and integrity.

For Christopher & Banks, ethical standards are not something new.  It is who we are.  We are proud of our brands and proud of what we do.  We believe in ourselves, we believe in each other and we believe in Christopher & Banks.

This Code of Conduct and the CBK Ethical Principles on page 4 are intended to both guide and assist you in meeting your ethical obligations as an Associate, as well as the Company’s expectations of you.

There are times in the conduct of any business when ethical dilemmas can arise.  At those moments, you must step back to decide whether a decision or action is right — right for our stakeholders and consistent with our ethical standards.

Our Code of Conduct is designed to help you better understand the policies and principles that drive our business and make this a great place to work and ultimately to help you make decisions consistent with those policies and principles.

We recognize, however, that you may have questions and no set of rules or policies can cover every possible situation that may arise.  If you are in doubt or unsure about a business matter that has ethical implications, seek appropriate guidance.  The “Know What’s Expected, Speak Up” section on page 5 of the Code describes the process you should follow when questions arise.

I encourage you to read the Code, keep it and refer to it to help make certain that your day-to-day actions and decisions proudly reflect the values of Christopher & Banks.  Finally, let the expression “Do the Right Thing — Every Day” be your guide, a concept that is easy to remember and follow.

Larry C. Barenbaum
Interim Chief Executive Officer

Rev 3: Jan. 2011

Christopher & Banks

Ethical Principles

Act with Integrity

Always do the right thing — it is what is expected of everyone at Christopher & Banks.

Be Honest and Responsible

Embrace honest, open communications and actions — do what you say and always do more than is expected.

Build Trust and Respect

Create and maintain an atmosphere of mutual trust and respect — only through cooperation and trust do successful, long-term working relationships flourish.

Ensure Customers Come First

Customers define quality — the customer is the most important judge of the quality of our products and service — we know we have succeeded when our customers feel that they have benefited from their relationship with us.

Act in the Company’s Best Interests

Be professional — do not place personal interests above those of our customers, the Company, its Associates, shareholders and other stakeholders.

Succeed through Teamwork

Teams work — by building on each other’s ideas and skills and working collaboratively, we make better decisions and obtain better results than we can by working alone.

Reward Innovation

Think smart, move fast — exercise initiative, deliver quality results and do not be afraid to take calculated risks.

Promote Diversity

Encourage and promote diversity of thought, culture, gender, ethnicity and lifestyles.

Do the Right Thing — Every Day

Code Applies to All Associates

This Code of Conduct (“Code”) applies to all Associates of Christopher & Banks Corporation and its subsidiaries (“CBK” or the “Company”).  The term “Associate” as used in this Code includes all CBK employees, officers and members of the Board of Directors, unless indicated elsewhere in this Code.

Ethical Companies are Built by Ethical People

CBK’s reputation and business success depends on each Associate always acting consistent with the law, our policies and our values.  We work hard to build trust and create an environment that invites candor and engagement. In turn, you — and every other Associate — have a personal responsibility to comply with this Code and the law, and to act ethically.

Let the Ethical Principles be Your Guide

The successful application of the Code of Conduct depends on each Associate accepting the responsibility to act honestly and ethically.  Dishonest or unethical behavior must not be tolerated by any Associate, no matter where or how it occurs.  It is not possible to draft standards of conduct that cover every possible situation an Associate may confront.  Therefore, use the CBK Ethical Principles as your guide and, if you have questions, ask.

Other Policies Also Apply

The Company has adopted various policies and procedures that deal in greater detail with some of the issues discussed in the Code. Associates are also expected to be familiar and to comply with all applicable Company policies or procedures whether or not they are expressly referenced in this Code.  It is important to recognize that these other policies may change or be updated from time-to-time even if the Code is not.

We Lead by Example

If you ever find yourself faced with an ethical dilemma at CBK, you should:

•                  act in an honest and candid manner,

•                  ensure that those you supervise understand and act according to CBK’s Ethical Principles,

•                  remember there are various resources available to you for help with issues or questions, and

•                  support employees who in good faith ask questions or raise concerns.

Remember, perception matters and the answers are not always clear.

Know What’s Expected, Speak Up

Each of us is responsible for knowing what CBK expects.  By becoming familiar with this Code and the policies it highlights, you will be better equipped to recognize and respond to ethical dilemmas.

Remember, whenever in doubt — ask first.  Talk to your manager or Human Resources when:

•                  you need advice;

•                  you don’t know the proper course of action;

•                  you believe someone has violated the law or our policies;

•                  you believe someone has acted unethically; or

•                  you may have been involved in misconduct.

You may also turn to a member of the executive team or the Chief Compliance Officer of the Company for assistance.  The Chief Compliance Officer is Luke Komarek, the Senior Vice President and General Counsel of the Company, and he can be reached at CCO@christopherandbanks.com or at 763-551-2807.  The Ethics & Integrity link (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16) on the

Intranet also contains a variety of resources, including this Code, Frequently Asked Questions and links to other policies.

Although we strongly encourage you to resolve concerns directly with the resources listed above, if you are uncomfortable with these options or if the issue is not addressed, you may also call the Hotline, referenced below.

The Hotline

A confidential Unethical Activity Hotline (the “Hotline”) has been established for Associates to report questionable or unethical activities.  The Hotline is operated by an independent company for the purpose of providing another avenue by which Associates may report policy violations or other inappropriate behavior.  The toll free number is 1-888-256-4933.  Calls may be made 24 hours a day, 7 days a week.  The Ethics & Integrity site on the Intranet also contains a link to the Hotline for making reports electronically.

Using the Hotline

If you use the Hotline to make a report or ask a question — whether by phone or online — you may remain anonymous if you wish. If you choose to remain anonymous, you will be instructed on how to check on the status of your report if you contact the Hotline to follow-up.

What Happens Next?

If you make a report, it will be investigated. You may be asked to provide more information if you provide your name.  If you make your report anonymously, any follow-up questions will be posted through the Hotline for you to review and respond.  You may or may not receive information on the results of the investigation but you are likely to receive confirmation that the issue has been addressed.

Q.                                   I’m concerned about reporting a suspected violation of the Code.  What if I am wrong?  Will I get in trouble?

A.                                    We will not permit retaliation against Associates for making a report in good faith, even if it turns out to be unfounded or inaccurate.  Investigations will be conducted in an objective, fair and discrete manner. Where appropriate we encourage you to talk to your manager first to help decide the best course of action.

Our Pledge of Non-Retaliation

Even companies with high ethical standards occasionally have issues.  When we do, we want them reported so they may be addressed.  It takes a great deal of courage to report an activity or decision that is, or has the appearance of being, contrary to our values.  In these situations, we will listen to your concerns.

The Company will not retaliate against you for making a good faith report about a questionable business practice or behavior. However, Associates who knowingly make false accusations, provide false information or act improperly, are subject to discipline.

Am I Making the Right Decision?

If you are faced with an ethical dilemma, your decision is right if you can answer “yes” to all three of these questions.

•                  Is the activity legal and consistent with Company policy?

•                  Am I acting in the best interests of the Company and its stakeholders?

•                  Would I be proud to tell someone I respect about the decision or choice I made?

Consequences of Violations of Our Code

All violations of our Code — no matter how trivial they may seem at the time — may be harmful to the interests of the Company and will be treated accordingly.  Associates who violate the Code are subject to disciplinary action up to and including termination of employment.

Waivers

The Company will waive application of the policies in this Code only where circumstances warrant.  Waivers of the Code for executive officers and Directors may be made only by the Board of Directors as a whole or the Board’s Governance and Nominating Committee and will be disclosed as required by law.

This Code and the policies discussed in it are not an employment contract.  No contractual rights are created by issuing the Code or the policies it describes or references.

Acknowledgement of Training on the Code

Following training on the Code, Associates may be expected to confirm their individual commitment to act responsibly on behalf of the Company by acknowledging in writing that he or she has received the Code and will adhere to its standards.  On a periodic basis, Associates in management and certain other positions will be asked to reaffirm their commitment to and their compliance with the Code.

Treat Associates and Customers with Respect*

Associates are our most valuable asset.

We aspire to be an employer of choice.  Our business success comes when employees feel empowered to take initiative, voice their opinions and build on their experiences within the Company and in the community and we strive to create an atmosphere of mutual trust and respect.

Maintaining a Respectful Workplace

Policy Overview

We value our Associates contributions and are highly committed to providing an environment that supports their varying needs. We value the many ways people differ. Every day we see the power of different viewpoints at work.  Associates who act consistently with our commitment of a culture of inclusion make others feel welcome, appreciated and respected.

Wherever we do business, we comply with wage and hour standards, laws prohibiting discrimination and harassment, safety guidelines and requirements of equal employment opportunity.  Should you have a concern about discrimination, harassment or other unlawful conduct, talk to your manager or to Human Resources.  We will investigate promptly and respond as appropriate.

We specifically prohibit discrimination on the basis of:

• age	• marital or family status	• religion
• color	• national origin	• gender
• disability	• race	• sexual orientation

or any other characteristic protected by law.

Q.                                   When should I report a concern about harassment or discrimination?

A.                                    The situation should be reported immediately to your manager and/or Human Resources representative.  If you are uncomfortable discussing your concern with your manager or Human Resources representative, you should contact the Company’s General Counsel or another member of the Leadership Team.  In addition, you can call the Ethics Hotline at 1-888-256-4933. Every effort will be made to deal with concerns discretely and respectfully.  In order to conduct an investigation, the Company will need to disclose certain information and is likely to interview potential witnesses. All Associates, whether they report or are witnesses to the alleged harassment or discrimination, are required to participate in an investigation and must keep the investigation confidential.

Do’s and Don’ts

•                  Managers should strive to be consistent in their supervision of and dealings with all Associates.

•                  Recognizing our individual differences can help improve our ability to address issues and solve problems.

•                  Treat Associates, customers, suppliers and visitors with respect, courtesy and dignity. Treat them as you expect to be treated.

•                  Report incidents of harassment to the proper management representatives.

•                  Take meals and rest breaks consistent with applicable state law and Company policy.

*                 Several of the topics in this section are discussed in more detail in the Company’s Associate Handbooks, which are also available on the Company’s Intranet (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=8).

•                  Record hours properly.

•                  Only adjust time records to ensure they are accurate, consistent with Company policy and not to meet payroll, budget or to avoid the payment of overtime.

•                  Promptly report all accidents, injuries, unsafe conditions or potential hazards.

•                  Report threats of intimidation or other unsafe behavior.

•                  Avoid making unwelcome, insulting or offensive remarks.

Q.                                   I understand the Company supports diversity. Does this mean I need to hire someone of a particular color or race if my current department or store is not representative of that color or race?

A.                                    No.  While we want a diverse workforce when viewed from a variety of perspectives, you should hire the most qualified person. We do not hire persons of a particular color or race, whether Caucasian, African American or Asian, merely to have a representative from that group in the workforce.

Q.                                   Andrea is an assistant manager who typically works noon to 8:00 p.m. and is responsible for closing the store.  One week she worked 42 hours but is surprised when her check shows she only got 1.5 hours of overtime.  When she raises this with Michelle, the store manager, she tells Andrea that she “took too long” in closing the store on a couple of occasions, so she reduced her overtime by a half an hour.  Andrea decides not to “make a big deal” out of it as it is “only a half an hour”.  Was Michelle right doing this?

A.                                    Absolutely not.  Michelle’s actions violated Company policy.  Christopher & Banks has a strict policy on always paying its employees for all hours worked, no exceptions.  Since Michelle is violating Company policy, Andrea should immediately report the matter.

Rules on Alcohol and Drugs in the Workplace

Policy Overview

CBK is committed to providing a work environment free of substance abuse.  Our substance-abuse workplace policy prohibits:

•                  The possession of illegal drugs in the workplace.  The presence of illegal drugs will not be tolerated under any circumstances.

•                  Using or being under the influence of alcohol, illegal drugs or any other controlled substance during the workday.

Do’s

•                  Seek professional help if you have a problem with substance abuse before it adversely affects you professionally or personally.

•                  Remember that, even in a business social setting, you are a representative of the Company and are expected to act appropriately.

Q.                                   What if I take cold medicine to make me more alert during the workday?

A.                                    Associates taking over-the-counter or prescription drugs must be aware of any potential effect such drugs may have on their ability to work safely and are expected to communicate any possible issues to their manager.

Note:  Possession or use of prescription medication for medical treatment is permitted so long as its use in the workplace does not pose a health or safety risk to you or others. The responsible consumption of alcohol at business dinners or after-work business functions is permitted. Consistent with our policy, excessive drinking at these events is prohibited.

Maintaining Employee Privacy

Policy Overview

Privacy protection is important.  We manage your personal information consistent with the guiding principles below.

Do’s

•                  Keep employee records accurate and up-to-date.

•                  Permit access and use only for legitimate business purposes, e.g., payroll and benefits administration.

•                  Do not permit disclosure to third parties except under circumstances permitted by our policies.

•                  Follow established retention and destruction policies and procedures.

•                  Promptly respond to any questions or concerns raised by employees about their records.

Q.                                   I received a call from an individual outside the Company asking for my Associates’ start dates, titles and base salaries  She told me that she is working with Human Resources on a benchmarking project and that it was urgent.  I’m not sure what to do.

A.                                    Information about our Associates is confidential and should only be given to those who are authorized to have this information. Never provide this type of information unless you are certain that it is appropriate to do so.  In this situation, talk to the VP of Human Resources to ensure that this is a legitimate request.

Respect Our Customers

Policy Overview

All of our customers are entitled to the highest level of customer service and to be treated with dignity and respect without regard to their age, race, color, sex, religion and other individual characteristics.

Do’s

•                  Provide the same level of professional service to all customers.

Ensuring Customer Privacy

Policy Overview

Maintaining customer trust requires that we use their information appropriately.  We are committed to protecting customers’ privacy and following applicable and evolving laws in this area.  We gather information from customers to deliver better products and services, and to learn about their preferences.  Access to customer information is restricted to those employees designated as having a need to know for business or legal reasons.

If you believe such information has been compromised, please contact your Manager or the Company’s Chief Privacy Officer (cpo@christopherandbanks.com or call 763-551-5101).

Q.                                    I’ve noticed that several Associates leave their workstations unlocked, even when they are viewing customer information. Is this appropriate?

A.                                     No.  Always log out of your workstation when you leave your desk to protect customer information and other confidential information.

Do’s

•                  Respect customer privacy and follow Company guidelines on protecting such information.

•                  Use customer records only for proper business purposes.

•                  Become familiar with and follow the Computer Use Policy which contains additional information on the proper handling of sensitive or proprietary information.

Q.                                    How much customer information can I share with others at Christopher & Banks?

A.                                     Only share information that is critical to the task. For example, if you need to send an email containing customer information to another employee, only include the information necessary to complete the request.  Send information only to the necessary persons and mark it as “confidential”.

Respect the Law and the Worldwide Community

Compliance with the Law

Policy Overview

As a Company, we strive to be a responsible corporate citizen.  All Associates must obey all applicable local, state and federal laws and regulations here and in any country in which we transact business.  Also, do not allow others to take actions on our behalf that would be in violation of the law or this Code.

Handling Money Effectively

Policy Overview

Money laundering occurs when individuals or companies try to conceal illicit funds or make the source of their funds look legitimate. It is often associated with the illegal narcotics and arms trades.  Take these precautions to avoid involving the Company in money laundering situations:

•                  Know your vendors well.  Assess the vendor’s integrity, be familiar with its business practices and perform reference or background checks.

•                  Be clear with the vendor on what is acceptable and what will not be permitted.  Make sure to follow our vendor compliance approval and set-up process.

•                  Monitor payments and invoices used in transactions. Watch for questionable transactions or sudden changes in practices.  Cash transactions in excess of $10,000 are required by law to be reported.

Concerns about any vendor should be reported to Finance Department or the Legal Department.

Q.                                    A customer has requested that we invoice a third party in a different country for payment.  The country has a free trade zone and is noted for product diversion. Should I change the invoicing and make these payments?

A.                                     No.  This activity looks suspicious, and money laundering may be involved.  The Finance Department and Legal Department should be notified of this request.  In general, cash is not an acceptable form of payment, and payments should not be made to third parties.  You should know your customer, its reputation and business practices.  You should not do business with this customer in this manner and should stop business until a thorough background check is conducted.

Environmental Laws

Policy Overview

The Company is committed to complying with all federal, state and local environmental protection laws.  In addition, the Company encourages all Associates to conserve energy and other resources, to reduce the amount of waste the Company produces and to participate actively in any recycling efforts.

Do’s

•                  Promote environmentally conscious behavior by complying with all environmental laws, reducing waste and participating in the Company’s recycling efforts.

Competition and Fair Dealing

Policy Overview

Associates must deal fairly with the Company’s customers, vendors, competitors and other Associates.  No Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice.

Do’s and Don’ts

•                  Conduct day-to-day business activities consistent with the Ethical Principles.

•                  Refer all questions or inquiries from outside attorneys or regulators to the General Counsel.

•                  Do not enter into business arrangements with our competitors without seeking legal advice.

•                  Do not have any contact, whether direct or through others, with any competitor about the pricing of our products, the timing or content of our sales events, or any other aspect of the Company’s channels of distribution.

International Trade Issues

Policy Overview

Associates operating in the international community must be aware of and comply with laws and regulations governing the conduct of international trade.

Imports and Domestic Products

All products bought by the Company must comply with all applicable laws, regulations, standards and orders of the U.S. (e.g., U.S. Customs Service, labeling regulations, product testing requirements).  In addition, all labeling and all customs entry and commercial documents required for entry into the U.S. must be true and accurate.  This policy also applies to any vendors working with or for us.

Trade Controls

The U.S. and a number of international authorities periodically impose restrictions on trade dealings with certain entities and individuals based on their involvement or sponsorship of terrorism, arms proliferation or drug trafficking.  Generally, these restrictions prohibit us from conducting any transactions with these countries or any of the designated entities and individuals.  Other restrictions limit the export by U.S. companies of products, technology and know-how to foreign countries or foreign nationals.  Associates who conduct business internationally are expected to understand these restrictions and work with the Logistics and Legal Departments to ensure all Company business transactions are consistent with the law.

U.S. Anti-Boycott Act

Occasionally, as a condition of doing business, a foreign business entity from one country may request that a U.S.-company such as CBK refrain from doing business with — or boycott — businesses from another country. In addition to direct requests, such conditions may also be found in letters of credit, shipping instructions, certificates of origin and other contract related documents.  Such boycotts are strictly prohibited under U.S. law and even a request to participate in such a boycott must be promptly reported to the U.S. Government.  As a result, any Associate receiving such a request should immediately report it to the Legal Department.

Do’s and Don’ts

•                  Know who your supplier is and any legal restrictions relating to them.

•                  Examine purchase orders, contracts, letters of credits and other types of requests for information from third parties to ensure they do not contain any boycott-related requests.

•                  Do not do anything that facilitates doing business with a prohibited country or person, including through third parties.

•                  Follow all applicable trade and export control laws of the U.S. and the countries in which we do business.

•                  Follow all applicable U.S. and local country customers and import laws, particularly those relating to documentation, country of origin markings and classification of goods, among others.

•                  Never cooperate with any restrictive trade practice or boycott that is prohibited by U.S. or applicable laws and promptly report any such requests.  Note:  An illegal boycott request under U.S. laws is any request from a third party to take part in actions against countries friendly to the U.S. including, but not limited to, Israel.

•                  Do not provide an inaccurate, incomplete or unsubstantiated invoice or import documentation, including those related to product description, classification, valuation, country of origin or quantity.

Q.                                    A foreign business partner has offered to document a merchandise transaction at a lower price per unit than we are actually paying.  This will save a substantial amount of import duties and help the Company.  Is this permissible?

A.                                     Absolutely not.  Any false documentation of any Company business or transactions is prohibited. Using such false documentation to evade our properly payable import duty by concealing the true value of the goods or their country of origin is improper.

Ethical Sourcing

Policy Overview

The Company is committed to doing business with vendors who share the Company’s commitment to act with integrity, especially regarding fair labor laws and other social compliance issues.

Our vendors are all asked to commit to meeting our Vendor Code of Conduct (http://cbknet.christopherandbanks.com/DepartmentHome.aspx?ID=4), which includes provisions regarding the prohibition on the use of child labor or prison labor, payment of fair wages and overtime, and satisfying other working and living conditions.  Our Vendor Compliance Program also includes factory compliance inspections.

Associates must work to ensure that vendors are complying with these expectations.  If you become aware of any vendors who are not in compliance, you must immediately notify the Logistics or Legal Department.

If you have questions or need clarification on this subject, contact the Vice President of Logistics.

Q.                                    Local law in Asia where we source some of our products allows companies to employ prison inmates to perform work at minimal cost. Why can’t we hire these types of workers?

A.                                     Doing so would violate Company policy banning forced labor by the companies that manufacture our products.

Q.                                    I think one of our vendors employs under age children, in violation of the local labor laws in the country in which the vendor’s factory is located.  What should I do?

A.                                     You should immediately inform a member of the Logistics Department.  Christopher & Banks’ requirement is that all vendors and suppliers comply with all applicable laws and our Vendor Compliance Policy prohibits child labor.

Dealings with Government Employees

Policy Overview

As a global enterprise, we abide by each country’s anti-bribery and anti-corruption laws.  In addition, the Company and its Associates must comply with the Foreign Corrupt Practices Act (“FCPA”) in all countries where we do business. In general, the FCPA prohibits corrupt payments or bribes made directly or indirectly to all non-U.S. government officials, political parties or political candidates (collectively “non-U.S. government officials”) for the purpose of obtaining or keeping business or improperly influencing government action.  The FCPA defines non-U.S. government officials broadly to include any officer or employee of a non-U.S. government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

The FCPA applies to individuals as well as corporations and requires companies to keep and maintain books and records that accurately reflect the transactions of the corporation.  In a situation in which the local laws and the FCPA conflict, we will abide by the most conservative standard.

Do’s and Don’ts

•                  Do instruct third parties acting on CBK’s behalf that such activities are prohibited.

•                  Do not make or offer anything of value directly or indirectly to non U.S. government officials or their relatives, or anything of value, without first consulting with and obtaining the approval in advance by the Legal Department and your manager.

•                  Any requests for a bribe or anything of value by a non-U.S. government official should be immediately reported to the Chief Compliance Officer.

Q.                                    Some of our vendors are required to have an approved license to ship our products.  This process can take 3 months but the vendor suggests he can expedite the process if we are willing to pay the approving agent an extra amount.  It looks large.  May I pay the extra cost?

A.                                     This is a payment to a government official and needs to be approved in advance by the Legal Department and your manager.  It does not matter that the payment may be made by our vendor.  It is still attributable to our business.  Since the extra amount suggested is large, it does not fall under the narrow exception under the FCPA that allows small payments to expedite routine transactions and therefore, the payment is prohibited under the Code.

Audits, Investigations and Legal Proceedings

Policy Overview

Each Associate is expected to cooperate fully with any audit, inquiry or investigation undertaken at the Company’s direction by its attorneys, investigators, internal auditors or independent public accountants.  In addition, the General Counsel must be immediately notified of any investigation or other legal proceedings in which the Company becomes or is likely to become involved.  This policy also covers situations where an Associate becomes involved as a witness if the matter relates to the Associate’s duties for the Company.  While it is Company policy to cooperate with all government investigations, no information, whether oral or written, or records or files of any nature, should be furnished to any outside party in connection with a lawsuit or government investigation, except upon prior approval of the General Counsel or an outside attorney hired by the Company.

Records relevant to litigation, audits or investigations may need to be kept beyond the standard requirements.  Know and follow the Company’s or your Department’s policies and practices with respect to document retention.  Also be aware there may be situations where there is a legal hold placed on our normal document destruction practices, to ensure you do not destroy or misplace important information that may be relevant to specific litigation that the Company is involved in at the time.

Do’s

•                  Immediately notify the General Counsel if you are contacted by a government agency.

•                  Maintain as confidential any matter in which you are contacted by the Company’s General Counsel or outside counsel relating to an investigation, audit or lawsuit.

Don’ts

•                  Do not destroy or alter any documents in anticipation of a request for those documents from any government agency or a court.

•                  Do not lie or make any misleading statements to any government investigator.

•                  Do not attempt to cause any other Associate, or any other person, to either (i) fail to provide information to any government investigator or (ii) to provide any false or misleading information to a government investigator.

•                  Do not in any way mislead an auditor by providing or causing others to provide false, incomplete or non-responsive information.

Q.                                    What happens if I receive a subpoena to produce documents or give testimony?

A.                                     Do not attempt to respond to the issuer of the subpoena directly.  Seek legal assistance; a subpoena usually requires a quick response, so forward it immediately to the Legal Department.

Q.                                    What should I do if a law enforcement official contacts me and requests company documents from Christopher & Banks?

A.                                     You should promptly notify the Legal Department of the request before providing any information.  Explain to the official that Christopher & Banks’ policy requires notification of the Legal Department before any information is provided. The Legal Department will evaluate the request, including whether a subpoena will be required for disclosure of the requested information.

Q.                                    What should I do if a law enforcement official asks to speak with me about an investigation involving the Company?

A.                                     It is Christopher & Banks policy to cooperate with government investigations and give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards that the law has established for the benefit of persons under investigation. Generally, if a government investigator or agency contacts you seeking information or access to the Company’s records or facilities, politely inform the investigator or agency that the Company’s policy is generally one of cooperation, but that you must obtain clearance from the Legal Department before furnishing such information or access, unless management has established written policies relating to the agency and type of inspection that is being requested.  Exceptions may exist for certain groups of Associates who may allow government inspectors to review routine records (e.g., receiving and shipping documents, tax audits) without obtaining permission from the Legal Department. Check with your manager to determine if there are specific requirements applicable to your area.

If you do submit to an interview with the government official or law enforcement officer, you are under no circumstances authorized to disclose Company privileged communications or Company attorney work product without the express consent of the Legal Department.

Treat all Investors Fairly — Our Public Disclosures Should be Authorized and Accurate

Maintain and Protect Confidential Information

Policy Overview

Handle information with care.  If you need to send confidential information outside the Company, make certain there is a confidentiality agreement in place with the person or company receiving the information.  Be cautious and thoughtful when sharing confidential information in writing — including emails — and during private conversations.  Consider your surroundings when talking on a cell phone or in a public place.

If you can answer “yes” to the questions below, the information is confidential and should be protected:

•                  Is this information unknown to people outside the Company?

•                  Would the Company be disadvantaged or harmed if others knew this information?

•                  Would your project be jeopardized if the information were not held in confidence?

(See also the discussion on pages 18 and 19 relating to trading in CBK stock.)

Do’s

•                  Use confidential information only for Company business and not for personal gain.

•                  Treat confidential information with care.

Q.                                    I overheard two members of management talking in the hallway about how our sales trends are much higher than expected this quarter.  Can I tell the person who sits next to me?

A.                                     The requirement to protect Christopher & Banks’ confidential information extends to other Associates as well, unless the other Associate has a business need to know that information.  These two individuals should not be discussing sensitive or confidential Company information in the hallway.

Keep Accurate Records

Policy Overview

Associates are required to maintain the highest level of financial integrity.  To do this, we must:

•                  Appropriately manage and safeguard Company assets.

•                  Fully and fairly disclose material financial information, which means information an investor would consider important in making an investment decision.

•                  Maintain complete and accurate financial records.

•                  Assure the integrity of all Company books, records and accounting practices.

Do’s

•                  Follow Company policies relating to the reporting or proper recording of all transactions.

•                  Properly enter all point of sale transactions.

•                  Report issues or concerns regarding financial reporting to an appropriate member of management, the Chief Financial Officer or the Chief Compliance Officer.

•                  Maintain financial records in accordance with Company policy and relevant accounting standards.

•                  Always tell a supervisor or manager if you are uncertain about the accuracy of any entry or financial process or if you believe you are being asked to create a false or misleading entry, data or report.

•                  Always cooperate with internal and outside auditors.

Don’ts

•                  Never encourage or coerce others to violate this Code or otherwise compromise the integrity of the Company’s financial records.

•                  Never make a false or misleading entry in any report, record or expense claim, whether financial or non-financial.

•                  Never make a payment or dispose of assets for any purpose other than the purpose recorded on the Company’s books and records.

Q.                                    I frequently request temporary employee services for our department.  I usually do not receive the bill until a month after the services have been provided. Is it appropriate to wait until I receive the bill to record the expense?

A.                                     No.  The expense should be recorded and reflected during the period that services were provided.  Work with the Finance Department to ensure the proper accrual of these expenses.

Restrictions on Trading in CBK Stock

Policy Overview

“Fair disclosure” ensures that investors and the public have access to the same information about the Company at the same time. We have a responsibility to our stockholders to make sure that no one has an advantage by receiving information that is not yet publicly communicated.  Selective disclosure is unfair and exposes the Company and you to serious legal and financial consequences.

“Material, non-public information” is information which an investor would consider important in making a decision to buy or sell securities, stock or other financial instruments such as bonds, mutual funds, options and similar market instruments.  Some Associates may have access to material, non-public information concerning the Company or another company with whom we do business or against whom we compete.  Associates who are in possession of this type of information are called “insiders”.

Possessing material, non-public information while buying or selling securities is a violation of law and Company policies. In insider trading cases, simply knowing non-public information is enough to create a problem for you or the Company.  Insider trading is unethical and illegal.

Associates may not trade CBK stock or securities of other companies if they possess material, non-public information that has not been disclosed to the public at least 24 hours prior to trading.  As always, if local law or policy is more conservative, the more conservative law or policy prevails.

In addition, Associates should never discuss material, non-public information with anyone else, including, for example, family and household members, friends, co-workers and business associates.  Nor should Associates post comments or disclose any information containing any Company confidential information on a public blog, website or any other public forum.  Associates should not recommend a trade in the securities of CBK or express an opinion based on material, non-public information about trading in securities of CBK or other companies.

Certain employees, members of the Company’s board of directors and certain types of stock transactions have additional restrictions before a stock transaction is permitted.  Associates may contact the Legal Department for answers to general questions.

Q.                                    How do I know whether I am aware of “material” non-public information about the Company?

A.                                     Information is material if it is important to an investor making a decision about buying or selling the Company’s stock.  This information includes revenues, earnings, same-store sales comps, senior management changes, government investigations and major litigation.  If you are unsure whether you have material information, refrain from trading and consult the General Counsel or Chief Financial Officer.

Do’s and Don’ts

•                  Disclosures of confidential information to potential or current business partners should only be done after a non-disclosure agreement with such party has been entered into.  (The Legal Department can assist you in preparing such agreements.)

•                  Do not discuss or disclose sensitive information about CBK, confidential or otherwise, in public places such as airports, hallways, restaurants, schools, shopping malls, etc.

•                  Do not disclose material, non-public information to family members or to others who might then be tempted to trade on the information.

•                  Do not speak with members of the press unless authorized.  Press releases must be reviewed by senior management before they are issued.

Q.                                    Yesterday, my Manager briefly mentioned that the Company is planning to issue an announcement about adjusting its earnings outlook upward for the third and fourth quarters.  I mentioned this story to my friend and we agreed now would be a good time to buy our CBK stock.  Wow, isn’t this great?  I really helped a friend make some money and I benefited too.

A.                                     You have violated the law by “tipping” your friend concerning material, non-public information and by your trading on material, non-public information.  The following may occur because of your actions:

•                  You may be subject to serious criminal and/or civil fines and penalties for “tipping” and for trading on material, non-public information.  Civil penalties include fines up to three times the gains or losses avoided and can be imposed upon the trader and the tipper.  Criminal penalties can include large fines and prison.

•                  You will be subject to discipline, up to and including termination of your employment.

•                  Your friend may be subject to legal penalties for trading on material, non-public information.

•                  Your Manager may be disciplined for “tipping” if you did not need to know the material, non-public information to perform your job duties.

Communications with Investors, Securities Analysts and the Press

Policy Overview

It is critical that all of our investors have access to the same material information about the Company at the same time. No one investor should be given an advantage by receiving material information that is not yet widely disseminated to the general public.  Selective disclosure is unfair to the majority of our stockholders and exposes the Company to serious legal consequences.  Associates are not authorized to speak with the media or securities analysts or investors without clearance from senior management.  Even in those circumstances, no material, non-public or other confidential information should be disclosed.  Requests for interviews or comments by the media, securities analysts, investors or other third parties must be referred to the Chief Financial Officer or Chief Executive Officer.

Q.                                    A reporter from a local paper called to ask about key strategies our Company is working on for the next fiscal year.  How should I respond?

A.                                     Unless authorized by a senior executive, CBK Associates are prohibited by Company policy from talking with the media about Company business.  Ask the reporter to contact the Company’s Chief Financial Officer or Chief Executive Officer.

Internet Discussion Forums/Social Media

Policy Overview

The Company generally prohibits Associates from participating in Internet discussion forums where confidential information pertaining to the Company, its businesses or Associates may be disclosed or discussed.  Moreover, the Company strongly discourages Associates from participating in the same activity, even if the participation would not disclose confidential information. However, some Associates at corporate in the Marketing and Store Operations Departments, as part of their duties, are or may be authorized to post information regarding the Company on various social media sites.

Participating in Internet discussion forums may, intentionally or inadvertently, lead to the disclosure of sensitive or important information regarding the Company that may damage its reputation, affect its stock price or interfere with its ability to compete effectively.  If material confidential information is disclosed on an Internet forum that has not previously been disclosed to the public, such disclosure may subject the Associate or the Company to claims by investors for incomplete or misleading disclosure, or result in violations of the federal securities laws or Securities Exchange Commission regulations. This applies to both “positive” and “negative” news about the Company.

Do’s and Don’ts

If you choose to participate in an Internet discussion forum:

•                  Be accurate and truthful in any posts.

•                  Do not misrepresent yourself.

•                  Do not pretend or assume to be a Company spokesperson.

•                  Do not disclose, distribute or otherwise communicate confidential information.

•                  Do not use the Company’s name or trademarks in connection with your post or response.

•                  Do not make comments on behalf of the Company without senior management approval.

Q.                                    At home I blog periodically.  Last week, I noticed comments from several former Christopher & Banks’ Associates describing their bad job experiences. This upset me very much because I know it is untrue.  May I respond to these comments?

A.                                     It is inappropriate for you to respond to comments on behalf of Christopher & Banks.  If you were to mention confidential Company information, you actions would violate our policy on non-disclosure of information.  You should, however, refer your discovery of the comments on the blog to our Human Resources Department.

Protecting the Company’s Assets, Financial Results and Integrity

Proper Use of Company Assets and Property

Policy Overview

Company property is made available to us for our use or in order to fulfill our job responsibilities.  It is the expectation and responsibility of each of us to properly use that Company property for legitimate business purposes and not for our personal benefit.

All Associates are also responsible for safeguarding Company assets.  This includes not only those assets within our physical control but also the other assets located throughout the Company.  Remember, these assets include cash, sales receipts, merchandise, supplies, business records, product designs and information technology.

Each Associate is responsible for protecting Company assets against loss, theft or misuse.  Loss, theft and misuse of the Company’s assets directly impacts CBK’s profitability.  Any such theft, regardless of dollar amount, and any significant loss or misuse of Company assets should be reported to your manager or supervisor, Loss Prevention or to the Legal Department.

Note:  The Company has a separate policy on the proper use of the Internet, emails and personal computers made available for Associates use, entitled the Computer Use Policy.  That policy is available on the Intranet at http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16.  Please familiarize yourself with this policy.

Do’s and Don’ts

•                  When using Company assets issued to you, such as a personal computer, exercise care to keep it within your possession and control at all times.

•                  Use good judgment to avoid waste or unnecessary use of Company supplies or property.

•                  Do follow Company policies regarding use of Company assets.

•                  Do not misappropriate assets or misuse Company property for your personal benefit or in a manner inconsistent with this Code or our Ethical Principles.

Q.                                    What steps should I take when personal data gets stolen, lost or is disclosed in an unauthorized manner?

A.                                     Report this immediately to your supervisor and to the Company’s Chief Privacy Officer.  In addition, report lost or stolen laptops to IT or the Chief Privacy Officer.

Draft Documents Carefully — Write Smart

Policy Overview

The pressure to meet a deadline, complete a task or share information quickly can sometimes result in hastily written communications that contain inappropriate information or comments.  All Associates should take the necessary time to prepare documents and electronic communications thoughtfully and to review them thoroughly prior to distribution.  These include e-mails, memos, letters, PowerPoint presentations, handwritten notes and voicemail messages.

Do’s and Don’ts

•                  Be clear, accurate and concise in your writings and other communications.

•                  Stick to the facts — do not overstate or exaggerate.

•                  Never speculate or offer an opinion regarding the legality of business conduct.

•                  Avoid phrases that may be misinterpreted as inappropriate or unethical.

•                  Remember that it is sometimes better to call or meet in person rather than to communicate in writing, particularly if you do not yet have all the facts.

Electronic Mail and CBK’s Technology Resources

Policy Overview

It is important to note that email systems may not always be secure and email messages may be intercepted.  Unlike a spoken conversation, email creates a permanent record.  Any email you send may be printed by the recipient, forwarded to others and can be retained on the Company’s database for a long period of time.  Therefore, Associates should exercise the same care in sending an email message as they would in normal business communications.

Where Associates are using technology resources provided by the Company, Associates may not download any data from the Internet that is not in the public domain or that is unprofessional, inflammatory or inappropriate for business use.  For example, Associates may not use the email system or the Internet to view or exchange information which could be offensive to others (racially, sexually or otherwise) or which could constitute harassment.  For more details on this topic, see the Computer Use Policy.

Do’s and Don’ts

•                  Do not assume that e-mails are informal.  Think of email as if it were on the front page of the newspaper. Would you be embarrassed or comfortable with what you wrote being public?

•                  Avoid sending e-mails when you are emotional or frustrated.  Do not include subjective or speculative comments.

•                  Harsh, critical comments should not be sent via email.  Never write anything in an email that you would not verbalize.

•                  Think about your email content.  This is a piece of documentation.

•                  Avoid the use of email to carry on a conversation.

Q.                                    What should I consider before forwarding an internal email to someone outside of the Company?

A.                                     Recognize that internal emails may contain confidential or sensitive information that should not leave the Company.  Be careful with long email chains — there may be confidential information buried deep within the chain.  Remember that emails are easily forwarded beyond the intended audience.  In some situations, it may be appropriate to forward confidential information to outside parties, but always make sure an appropriate confidentiality agreement is in place.

Loss Prevention

Policy Overview

We all have a responsibility to protect Company assets.  Theft, fraud, misuse of the Associate discount or misappropriation of the Company or customer property is a violation of this Code.  In addition to violating the Code, you may also be subject to personal legal penalties if you engage in these types of behaviors.  Any suspected incident should be immediately reported to the Company’s Loss Prevention Specialist (sbreezee@chrisoptherandbanks.com or 763-551-5060) for investigation.  Please be advised that no one may sign a criminal complaint against a Store Associate on behalf of the Company without the prior written approval of the General Counsel.

Do’s and Don’ts

•                  Report all suspected incidents of theft, fraud or misuse to Loss Prevention or the General Counsel.

•                  Do not engage in fraud, theft or misuse involving Company assets.

Conflicts of Interest

Policy Overview

In today’s complicated world, it is important to recognize that personal activities or circumstances might conflict with your job or obligations to CBK.  We recognize that your private life is very much your own.  Still, a conflict of interest may arise if you engage in any activities or advance any personal interests at the expense of the interests of the Company.

Associates and others acting on the Company’s behalf must be free from conflicts of interest that could adversely influence their judgment, objectivity or loyalty to CBK in conducting Company business. The Company recognizes that Associates may take part in legitimate financial, business, charitable and other activities outside their jobs, but any potential conflict of interest raised by those activities must be disclosed promptly to management.

A conflict of interest may also arise if you or a member of your family receives improper personal benefits as a result of your position with the Company.  It is up to you to avoid situations in which your loyalty may become divided.  The most common conflicts are described below to help you make informed decisions.

Supplying CBK

Generally, you are not allowed to be a supplier to CBK, represent a supplier of CBK, work for a supplier to CBK or be a member of a supplier’s Board of Directors while you are an Associate.  The Chief Compliance Officer and Chief Executive Officer or, if it involves an executive officer or a Board member, the Board of Directors or its Governance & Nominating Committee must approve any exception to this practice.  In addition, you may not accept money or benefits of any kind for any advice or services you provide to a vendor or supplier in connection with its business with CBK.

Competing Against CBK

Associates may not commercially market merchandise in competition with current or potential CBK merchandise offerings. Marketing activities are “commercial” if you receive a financial benefit of any kind.

It is your responsibility to consult with the Company’s Chief Compliance Officer to determine whether your planned activity will compete with any actual or potential CBK business.  This must be done before you pursue an activity that might create a conflict of interest with the Company.

Personal Financial Interests in our Suppliers

In order to avoid conflicts of interest, you should not have a direct financial interest in any organization that does business with CBK if that interest might cause you to have a conflict of interest with the Company, without first getting approval from the Chief Executive Officer and Chief Compliance Officer.

A financial interest is improper if the combination of your position, the amount of your investment and the particular company in which you invested could — when viewed objectively by another person — influence or be perceived to influence your actions as a CBK Associate. In the case of a supplier to the Company, you should not have any financial interest in that company.

Use of the Company’s Time

You may not perform outside work or solicit outside business on Company property or while working on the Company’s time.  Nor are you permitted to solicit for non-Company related purposes, such as contributions, requests for signatures or memberships, in CBK’s offices or stores during work time, or to use CBK equipment, telephones, electronic mail, computer equipment, copier machines and other

Company materials, resources or property for any outside work.  You are also not permitted to take opportunities discovered through the use of your position, corporate information or corporate property for personal gain.

Do’s

•                  Request management approval of outside activities, financial interests or relationships that may pose a real or potential conflict of interest.  Remember that management approval is subject to ongoing review, so you need to periodically update your manager regarding your involvement.

•                  Avoid actions or relationships that might conflict or appear to conflict with your job responsibilities or the interests of the Company.

•                  Obtain necessary approvals before accepting any position as an officer or director of an outside business concern.

•                  Prior to serving on the board of directors of a bona fide charitable, educational or non-profit organization, you are encouraged to advise the executive in charge of your area.

•                  Do disclose in writing any transaction or relationship that you believe may be considered or could appear to be a conflict of interest to an appropriate member of management and also to the Chief Compliance Officer.  It is your responsibility to voluntarily do so without the need for any specific inquiry by your supervisor or Manager.  When in doubt, disclose the facts and get advice before you act.

•                  Report potential conflicts of interest involving others of which you may be aware.

•                  Discuss, as appropriate, with customers, suppliers and others with whom we do business these limitations and expectations.

•                  Do disclose to appropriate members of management any corporate opportunities of which you are aware, rather than use them for your personal benefit.

Don’ts

•                  Do not work with a business outside your Company responsibilities that is in competition with us.

•                  Do not accept a gift that does not meet the standards in the Business Expense Policy.

•                  Do not have a direct or indirect financial interest in or a financial relationship with a competitor, vendor or customer (except for insignificant stock interests in publicly-held companies).

•                  Do not take part in any Company business decision involving a company that employs your spouse, family member or a close personal friend.

•                  Do not have a second job where your other employer is a direct or indirect competitor, distributor, vendor or customer of CBK.

•                  Do not have a second job or consulting relationship that affects your ability to satisfactorily perform your assignments.

•                  Do not receive personal discounts or other benefits from vendors, service providers or customers that are not available to all CBK Associates.

Q.                                    I am a management-level Associate and have taken a part-time job with Target.  Is this permitted?

A.                                     No, not without obtaining prior permission from your manager and the Chief Compliance Officer.  Having work hours outside the Company, i.e., a part-time evening job, that conflict with your productivity or works hours at Christopher & Banks is also likely to be perceived as a conflict of interest.

Q.                                    My spouse works at a company that is bidding on a contract with CBK.  Although I select vendors for projects in my own department, I have no decision-making authority for the department where this company is competing on a bid. Do I need to report this as a conflict of interest?

A.                                     Yes.  Even though you might not have direct control over the outcome of the bid, the fact that your spouse has connections to the company might give the appearance of a conflict of interest and should be reported.  This does not necessarily mean the company will be disqualified from making a bid but rather that we should be aware of this information when we select a vendor.

Gifts and Entertainment

Our Business Expense Policy contains specific limitations on the types of gifts and business entertainment that are acceptable.  It also discusses our rules and expectations with respect to gifts from or business entertainment by us.  Please review and familiarize yourself with that policy, which is available on the Intranet (http://cbknet.christopherandbanks.com/Resources.aspx?TypeID=16).

Q.                                    I’ve been asked to participate in a local vendor-sponsored golf event at which I will be playing with several of the vendor’s employees.  May I attend the event?

A.                                     This kind of business entertainment is generally acceptable because it builds your relationship with this vendor, it is local and it is not lavish.  However, before accepting, consider whether the event would influence — or appear to influence — a decision about the customer.  Also, consider whether it has a business purpose, how it appears to Associates and others, and whether attendance benefits the Company.  If it requires travel outside your local area, you should decline the invitation.

Q.                                    A vendor takes me to lunch once a year at a moderately priced restaurant for my birthday.  May I accept this gift?

A.                                     Generally, yes.  This is a form of business entertainment used as a way to enhance business relationships, and the Business Expense Policy permits business entertainment of nominal value that do not exceed in scope or cost the common courtesies consistent with ethical business practices and customary local business practices.  Note: Certain Christopher & Banks’ business units or local markets may adopt stricter policies on gifts or business entertainment.

Q.                                    A vendor invited me to his company’s annual conference for which my airfare and accommodations will be fully paid for. May I accept this invitation?

A.                                     No.  Any Associate who is offered or who receives a gift of more than nominal value should politely refuse it or return it to the giver, explaining Christopher & Banks’ policy against the acceptance of such gifts.  Any appearance of possible impropriety must be avoided.

Q.                                    A supplier has offered me four tickets to a local sporting event that they cannot use.  Can I accept?

A.                                     No.  Attending without the supplier does not offer the opportunity to build a legitimate business relationship and would be considered a gift and not business entertainment.

Q.                                    Can I attend the same sporting event if I attended with the vendor’s employees?

A.                                     You can attend so long as the value of the ticket is modest, there is a legitimate business relationship that will be discussed and the vendor is not currently responding to a request for proposal.

Q.                                    A potential vendor gave each of the selection team members a gift bag that included an I-Pod.  Can we accept it?

A.                                     No.  You may not accept any gift when involved in a purchasing decision or procurement process.

Review of Travel and Expense Reports

Policy Overview

Please refer to the Business Expense Policy for the proper steps and documentation necessary for obtaining reimbursement of appropriate, authorized expenses incurred in connection with work for the Company.  Travel and expense reports are subject to approval per your department’s or division’s procedures and to review by the Finance Department. Associates who fail to observe travel and expense report guidelines or falsify reports will be subject to disciplinary action.

Political Activity

Policy Overview

Although we encourage the participation of our Associates in the democratic process, the Company’s political activities are strictly regulated by federal, state and local laws.  The Company’s resources should never be used for, or committed to, any political activity.  Nor should any Associate ever be pressured to donate funds or time to a political candidate.

Do’s and Don’ts

•                  If you wish to engage in political activities, do so on your own personal time.

•                  If involved in community or political activities, make sure you do so as an individual and not as a representative of the Company.

•                  Do not use Company assets to support political activities or political campaigns.

Administration of the Code

Where Should You Report Your Concern?

You have several options.  Your supervisor is a good place to start with an ethics or compliance issue.  You may also get help or advice from:

•                  your supervisor’s Manager,

•                  the head of your department, or

•                  the senior executives of the Company, including the Chief Compliance Officer.

The Hotline

If you are uncomfortable about using one of the above-mentioned resources or wish to raise an issue anonymously, call the Unethical Activity Hotline at 1-888-256-4933.  The Hotline is operated 24 hours a day, 7 days a week by an independent company that reports the call to CBK.

Remember:  “Do the Right Thing — Every Day”

Note: This Code and the policies discussed in it are not an employment contract.  No contractual rights are created by issuing the Code or the policies it describes or references.